UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
SCHEDULE 14A
(Rule 14a-101)
Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934
FILED BY THE REGISTRANT   ☒
FILED BY A PARTY OTHER THAN THE REGISTRANT   ☐
Check the appropriate box:
☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12
EXCELSIOR FUNDS, INC.
EXCELSIOR FUNDS TRUST
EXCELSIOR TAX-EXEMPT FUNDS, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)
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☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	TITLE OF EACH CLASS OF SECURITIES TO WHICH TRANSACTION APPLIES:

(2)	AGGREGATE NUMBER OF SECURITIES TO WHICH TRANSACTION APPLIES:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined)

(4)	PROPOSED MAXIMUM AGGREGATE VALUE OF TRANSACTION:

(5)	TOTAL FEE PAID:

☐	Fee previously paid with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

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(4)	DATE FILED:

FOR INTERNAL USE ONLY
Please be advised that a proxy for the Excelsior Funds was filed with the SEC on January 22, 2007. The purpose of this communication is to provide you with general information on the proxy. Additional information is available in the proxy statement and President’s letter attached to this e-mail for reference.
The special meeting of shareholders will be held on March 30, 2007. Mailing of the proxy statements and proxy cards to Excelsior Funds shareholders is expected to commence the week of January 29th. Overnight packages will be delivered to larger balance shareholders in certain funds. Those packages are expected to be delivered as early as January 30th. The recent announcement by Bank of America that the completion of the sale of U.S. Trust has been delayed until the third quarter does not affect the timing of the solicitation of the proxies or the shareholder meeting.
If fund shareholders have questions about the proxy, need help voting their shares, or are requesting a re-mail, direct them to call the proxy solicitor, D.F. King at 1-888-414-5566. If you receive a call from a shareholder who identifies themselves as a U.S. Trust client, ask them to contact their relationship manager at U.S. Trust.
There is one proposal on the proxy: The Board of Directors of Excelsior Funds (the “Funds”) is seeking shareholder approval of new investment advisory agreements with UST Advisers, Inc. (“USTA”) and United States Trust Company, National Association, on behalf of its Asset Management Division, U.S. Trust New York Asset Management Division (“USTNA”). The Board is recommending that shareholders vote FOR the approval of the new investment advisory agreements.
Why shareholders are being asked to approve the new investment advisory agreements?
On November 20, 2006, The Charles Schwab Corporation (“Schwab”) announced an agreement to sell U.S. Trust Corporation (“U.S. Trust”), a wholly-owned subsidiary of Schwab, to the Bank of America Corporation (“Bank of America”). The sale of includes all of U.S. Trust’s subsidiaries, including USTA and USTNA.
Under the Investment Company Act of 1940, the change in ownership of U.S. Trust may result in the assignment, and automatic termination, of the Funds’ current investment advisory agreements with USTA and USTNA.
Consequently, the Funds will need to enter into new investment advisory agreements with USTA and USTNA upon the closing of the Sale and must receive approval of the Board and the shareholders of the Funds. On January 8, 2007, the Board approved the New Advisory Agreements under which, subject to approval by the Funds’ shareholders, USTA and USTNA will continue to serve as investment advisers to the Funds after the Sale is completed.
All votes are important. To help ensure a quorum is reached, encourage clients to vote all proxy cards received as soon as possible. Shares may be voted over the internet, via touch tone phone, or by mail. Voting instructions are provided on the proxy cards received by shareholders and copied below for reference.

To vote by Telephone 1) Read the Proxy Statement and have the Proxy card below at hand. 2 ) Call 1-888-221-0697. 3 ) Follow the simple instructions.	To vote by Internet 1) Read the Proxy Statement and have the Proxy card below at hand. 2 ) Go to www.proxyweb.com 3 ) Follow the simple instructions	To vote by Mail 1 ) Read the Proxy Statement. 2 ) Check the appropriate box on the reverse side. 3 ) Sign, date and return the Proxy card using the enclosed envelope

The shareholder meeting will be held at 8:30 AM PST on March 30, 2007
The meeting will be held at the offices of Charles Schwab & Co. Inc., at 101 Montgomery Street, in San Francisco.
Attachments:
Proxy Statement:
http://ww3.ics.adp.com/streetlink_data/dirMC0625/saEB33.pdf
President’s letter:
http://ww3.ics.adp.com/streetlink_data/dirMC0625/saEB35.pdf